QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.10

10b5-1 Purchase Plan

        Purchase Plan, dated            , 2008 (this "Purchase Plan"), between Robin Lee (the "Purchaser") and Lazard Capital Markets LLC ("LCM").

        WHEREAS, the Purchaser desires to establish a plan that qualifies for the affirmative defense and safe harbor provided by Rule 10b5-1 ("Rule 10b5-1") under the Securities Exchange Act of 1934, as amended (the "Exchange Act") to purchase warrants (the "Warrants") which entitle the holder thereof to purchase shares of common stock, par value $0.0001 per share (the "Common Stock") of China Mining Resources Holding Limited (the "Issuer").

        WHEREAS, the Purchaser desires to engage LCM to effect purchases of Warrants in accordance with this Purchase Plan.

        NOW, THEREFORE, the Purchaser and LCM hereby agree as follows:

        1.     (a)    LCM shall effect a purchase or purchases (each, a "Purchase") of the Warrants during the term of this Purchase Plan within the limits of the amounts permitted to be expended and the maximum purchase price per Warrant (such total potential permitted expenditures to be defined as the "Warrant Purchase Guidelines") set forth in Appendix A.

          (b)   Purchases will be made on a national securities exchange. In all Purchases of Warrants in the open market pursuant to this Purchase Plan, LCM shall comply with the requirements of paragraph (b)(2), (b)(3) and (b)(4) of Rule 10b-18 under the Exchange Act, in all respects on the basis that such Rule 10b-18 is fully applicable to such Purchases of Warrants. The Purchaser will notify LCM of the intention on the part of any "affiliated purchaser" (as defined in Rule 10b-18) of the Purchaser to purchase Warrants any day if such purchase is to be effected otherwise than through LCM pursuant to the Purchase Plan, and upon receipt of such notification LCM shall refrain from purchasing any Warrants under the Purchase Plan on such day. The Purchaser agrees not to take any action that would cause Purchases not to comply with Rule 10b-18.

          (c)   The Purchaser agrees that it may not suspend or terminate this Purchase Plan or any purchases under this Purchase Plan.

        2.     The Purchaser shall pay to LCM a commission of $0.01 (one cent) per Warrant purchased pursuant to this Purchase Plan. In accordance with LCM's customary procedures, LCM will deposit Warrants purchased hereunder into an account established by

LCM for the Purchaser against payment to LCM of the purchase price therefore and commissions and other amounts in respect thereof payable pursuant to this Section. LCM shall provide confirmations of purchases of Warrants to the Purchaser, and to such other persons or agents of the Purchaser as the Purchaser shall reasonably designate in writing, on the day following such purchases. In addition, at the end of each trading day LCM shall provide a daily report of such transactions during such day by facsimile and electronic mail to the Purchaser or its designee. Such report shall include the NASDAQ Stock Market volume in the Warrants for the date, the NASDAQ Stock Market Volume-Weighted Average Price in the Warrants for the date, the high and low price on that day, the number of Warrants purchased for the Purchaser and for affiliated purchasers, if any, and the purchase price for each transaction.

        3.     (a)    This Purchase Plan shall become effective beginning on the later of the date separate trading of the warrants has commenced and 60 calendar days after the end of the "restricted period" with respect to the Warrants under Regulation M and shall terminate upon the first to occur of the following;

            (1)   180 days after this Purchase Plan becomes effective;

            (2)   the expenditure of an aggregate of $1,000,000 (one million dollars), including commissions payable pursuant to Section 2 of this Purchase Plan, to purchase Warrants pursuant to this Purchase Plan;

            (3)   receipt by the Purchaser of notice of the failure of the Purchaser to comply with Section 2 hereof, and failure to cure such failure promptly, but in any case, no later than 3 days after such notice;

            (4)   the public announcement of a tender or exchange offer for any securities of the Issuer or of a merger, acquisition, recapitalization or other similar business combination or transaction as a result of which the voting securities of the Issuer would be exchanged for or converted into cash, securities or other property, other than, in each case, in connection with the Issuer's initial business combination (as defined in the Issuer's Registration Statement on Form S-1 relating to its initial public offering);

            (5)   the date that LCM receives notice that the Purchaser has filed a petition for bankruptcy, or a petition for bankruptcy has been filed against the Purchaser and has not been dismissed within sixty (60) calendar days of its filing; or

            (6)   such time as LCM determines, in its sole discretion, that it is prohibited for any reason from engaging in purchasing activity as the Purchaser's agent under this Purchase Plan.

               (b)    Section 11 of this Purchase Plan shall survive any termination hereof. In addition, the Purchaser's obligation under Section 2 hereof in respect of any Warrants purchased prior to any termination hereof shall survive any termination hereof.

        4.     Notwithstanding anything herein to the contrary, in the event that, on any trading day after this Purchase Plan takes effect, LCM cannot effect purchases due to a market disruption or in the opinion of LCM's counsel, effecting purchase hereunder would result in a violation of applicable law or a breach of any contract to which LCM or its affiliates are a party or by which it or its affiliates are bound or such purchases would result in a violation of applicable law by the Purchaser or internal policy applicable to LCM (collectively, "Restrictions"), LCM may refrain from purchasing Warrants or purchase fewer than the otherwise applicable number of Warrants to be purchased set forth in the Warrant Purchase Guidelines, as determined by LCM, in its discretion with regard to such Restrictions, and shall recommence such Warrant purchases in accordance herewith as promptly as practicable after the cessation or termination of such Restriction.

        5.     The Purchaser represents, warrants and agrees, on the date hereof and on the date of any amendment hereto, that: (a) it is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Warrants), (b) it is entering into or amending, as the case may be, this Purchase Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act or other applicable securities laws, (c) from the effective date of this Purchase Plan until its termination, the Purchaser will not discuss with LCM the Issuer's business, operations or prospects or any other information likely to be related to the value of the Warrants or likely to influence a decision to sell Warrants, provided that, with the approval of LCM's counsel, the Purchaser may communicate with LCM personnel who are not responsible for, and have no ability to influence, the execution of this Purchase Plan, (d) Purchaser will not make any purchases of blocks as described in the provisio in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the effective date of this Purchase Plan, (e) from the date hereof until the termination of this Purchase Plan, Purchaser will not enter into any hedging transaction with respect to any Warrants, (f) from the effective date of this Purchase Plan to the date falling that number of days following termination of this Purchase Plan equal to the "restricted period" applicable to the Company, Purchaser will not engage in any "distribution" with respect to which the Warrants are a "covered security" (as such terms are defined in Regulation M) or any other activity that would prohibit repurchase of Warrants by LCM, (g) as of the time of execution of this Purchase Plan, Purchaser has not entered into any similar plan or agreement with respect to any securities of the Issuer, (h) without the prior written consent of LCM, Purchaser will not, while this Purchase Plan is in effect, directly or indirectly (including, without limitation, by means of a cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, any securities of the Issuer, (i) the Purchaser will inform LCM (i) of any purchases made while this Purchase Plan is in effect by an "affiliated purchaser" as defined in Rule 10b-18 promptly upon becoming aware of such purchases and (ii) if any "affiliated purchaser" intends to make any such purchases, promptly upon being informed of such intention, and (j) its execution of this Purchase Plan or amendment hereto, as the case may be, and the Purchases contemplated hereby do not and will not violate or conflict with any law, rule, regulation or agreement binding on or applicable to the Purchaser or any of his property or assets other than such violations or conflicts that would not have a material adverse effect on the business or financial position of the Issuer.

        6.     It is the intent of the parties that this Purchase Plan comply with the requirements of Rule 10b5-1 and Rule 10b-18 under the Exchange Act, and this Purchase Plan shall be interpreted to comply with the requirements thereof.

        7.     Except as specifically contemplated hereby, the Purchaser shall be solely responsible for compliance with all statutes, rules and regulations applicable to the Purchaser and the transactions contemplated hereby, including, without limitation, reporting and filing requirements.

        8.     This Purchase Plan shall be governed by and construed in accordance with the laws of the State of New York and may be modified or amended only by a writing signed by the parties hereto.

        9.     The maximum purchase price per Warrant set forth in Appendix A shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Common Stock that occurs during the term of this Purchase Plan.

        10.   Except as contemplated by Section 3(a)(3) of this Purchase Plan, the Purchaser acknowledges and agrees that it does not have authority, influence or control over any Purchase effected by LCM pursuant to this Purchase Plan and the Purchaser will not attempt to exercise any authority, influence or control over Purchases. LCM shall have full discretion with respect to the execution of all purchases and agrees not to seek advice from the Purchaser with respect to the manner in which it effects Purchases under this Purchase Plan.

        11.   The Purchaser agrees to indemnify and hold harmless LCM and its officers, directors, employees, agents and controlling persons against any loss, claim, damage or liability, including reasonable legal fees and expenses, arising out of any action or proceeding relating to this Purchase Plan or any Purchase, except to the extent that any such loss, claim, damage or liability arises as a result of the indemnified person's bad faith, willful misconduct or negligence.

        12.   The following individuals (collectively, the "LCM Representatives") are hereby authorized by LCM to receive instructions, notices and communications from, and issue notices and communications to, the Purchaser under this Purchase Plan:

(A)

(B)

        All communications and notices shall be in writing (including facsimile and electronic mail transmission) and shall be effective when received at the address specified below or the email and facsimile number specified above:

(A)	if to Lazard, to it at Lazard Capital Markets, LLC 30 Rockefeller Plaza New York, NY 10020 Attn: General Counsel and a Lazard Representative

          or at such other address as may from time to time be designated by notice to the Purchaser in writing; and

(B)	if to the Purchaser, to him at
SSC Mandarin Group
Room 4710, 47th Floor
The Center
99 Queen's Road
Central, Hong Kong
Attn: Robin Lee
e-mail: robinless@sscmandarin.com
phone: 852-2504-2333
fax: 852-6132-1101

          or at such other address as may from time to time be designated by notice to Lazard in writing.

        13.   The Purchaser acknowledges and agrees that Lazard has not provided the Purchaser with any tax, accounting or legal advice with respect to this Purchase Plan, including whether the Purchaser would be entitled to any of the affirmative defenses under rule 10b5-1 or entitled to the safe harbor of Rule 10b-18.

        14.   On the date of execution of this Purchase Plan, the Purchaser will place $1,000,000 in an investment account with LCM to fund the purchases contemplated by this Purchase Plan. The Purchaser understands and agrees that once such funds are deposited into the investment account the Purchaser cannot withdraw any of such funds until termination of this Purchase Plan in accordance with Section 3 hereof.

        15.   This Purchase Plan may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the undersigned have signed this Purchase Plan as of the date first written above.

Lazard Capital Markets LLC
By:
David McMillan Managing Director

Robin Lee

Appendix A

Purchase Plan

Warrant Purchase Guidelines

Maximum Purchase Price Per Warrant	Number of Warrants to be Purchased
$0.70	Lazard is to buy up to USD $1,000,000 (one million dollars) of Warrants, including commissions, subject to the conditions of Rule 10b-18(b) and less the aggregate purchases of any Warrants previously purchased.

QuickLinks

  Exhibit 10.10
10b5-1 Purchase Plan
Appendix A Purchase Plan Warrant Purchase Guidelines